SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2004

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State of incorporation)	Commission File Number	(IRS employer identification)

222 Piedmont Avenue NE NE Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 404-659-1224

Item 7. Financial Statements and Exhibits

(c) Exhibits

Number

99.1 Press release dated July 30, 2004, regarding the completion of the acquisition by Oxford Industries, Inc. ("Oxford") of Ben Sherman LTD.

Item 12. Other Events

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of Oxford's press release dated July 30, 2004, regarding the completion of the acquisition by Oxford of Ben Sherman Ltd. This press release is not to be deemed filed pursuant to the Securities Exchange Act of 1934 or to form a part of the Registrant's public disclosure in the United States or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD INDUSTRIES, INC.

By:/s/K. Scott Grassmyer.
K. Scott Grassmyer
Chief Accounting Officer

Date: July 30, 2004

Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact: J. Reese Lanier, Jr.

Telephone: (404) 653-1446

Fax: (404) 653-1545

E-Mail: rlanier@oxfordinc.com

FOR IMMEDIATE RELEASE

July 30, 2004

Oxford Industries Completes Acquisition of

Ben Sherman®

ATLANTA, June 13, 2003 - Oxford Industries, Inc. (NYSE: OXM) announced today that it has completed the previously announced acquisition of all of the outstanding capital stock of Ben Sherman, Ltd. for a total purchase price of 80 million pounds Sterling or approximately $145 million, plus transaction expenses. Oxford financed the all cash purchase price with cash on hand and borrowings under its senior revolving credit facility.

Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories and footwear. Founded in 1963, Ben Sherman has evolved from a modern, young men's shirt brand into an irreverent global lifestyle brand for youthful thinking men and women. Distribution has expanded beyond its U.K. roots to include the United States, Canada, Continental Europe, Australia and Japan.

Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. Please visit our website at www.oxfordinc.com.